Crypto Prime Podcast – Blue Macellari – July 20, 2026

“Inside T. Rowe Price’s Active Crypto ETF”

TRANSCRIPT

0:11

All right, joining me is Blue Machelari, head of digital assets at T. Rowe Price, who of course is a nearly $2 trillion asset

0:19

manager that's been around for nearly 90 years. Certainly one of the more prominent names in asset management. and

0:26

Blue is responsible for developing and leading the implementation and execution of the firm's overall digital asset

0:33

strategy. Now along with that she is also lead portfolio manager on the brand

0:40

new T. Rowe Price active crypto ETF ticker TKNZ tokens great ticker symbol

0:46

this just launched last week and it is the industry's first actively managed multi-token spot ETF it's also T. Rowe

0:55

Price’s first foray into spot crypto ETFs and so blue it is so great to uh connect welcome to the podcast

1:03

thanks for for having me, Nate. Great to be here.

1:06

All right, so I was looking, you joined T. Rowe Price back in 2022 to head up the firm's digital asset strategy. And I'll

1:15

tell you, when I visit with someone who's as well pedigreed as you are on the TradFi side, I'm always curious, how in the world did you end up down the

1:23

path towards DeFi and now overseeing digital assets at a firm like T Rowe Price?

1:29

Yeah. Um so my you know before I moved into into crypto into digital assets as we like to call it now um I spent close

1:38

to 20 years in TradFi and primarily in emerging markets and emerging markets credit effects. Um but basically

1:46

sovereign credit in the emerging market space. Um you know was at Leman for the bankruptcy which right is no accident

1:54

that kind of shaped a lot of my worldview. Um but I what happened was in 2017 I was working um at LoneStar like big

2:03

global private equity fund. Um and I had I was living in Brazil and I had to send

2:10

money regularly back to the US to pay my mortgage for my house in New York. And if you've ever sent money from Brazil

2:18

there's a reason banks in Brazil have like the highest ROI on like any banks anywhere. And um and it is not an easy process. And someone said to me, you

2:27

know, if you actually just do that with Bitcoin and hedge the exposure, it takes 60 minutes. You're going to hit Bloomberg mid or better and you're done.

2:37

And it's not 5 days and it does, you know, there's no bank holidays. Um and so I as a dual resident, I I did that. I filed all the appropriate tax paperwork.

2:48

Um, and the first time I sent Bitcoin back to the US, like the light went off

2:56

as somebody who's been in finance for years was like, "Oh my god, this was so much easier. This is just an easier, better, faster way of doing things." And

3:04

um, you know, and that was it. And uh and so I resigned from a top 10 private equity firm to go launch a market

3:14

neutral crypto fund with um you know three other people uh and and we started in 2018. But when you whenever you talk

3:22

to people who are in crypto um who do it for a living, it almost always started with they used it to do something and

3:31

you know and it just clicked that this is just a better way of doing things.

3:36

It's such a great background story because I'll tell you I have visited with a number of individuals on here who have sort of evolved from TradFi to DeFi

3:45

over the years and the common thread does seem to be emerging markets like a number of these people in digital assets they did get their start in emerging

3:53

markets either it was a firsthand experience sort of as you described but also I've seen people just covering emerging markets from an investment

4:01

perspective where they get the challenge of people in those countries in in transaction. I'd love to have you talk just a little bit more about that like

4:08

just that experience in in helping you understand or appreciate crypto.

4:14

Yeah, one of the great things about crypto is that um because it's a new asset class and particularly when we think about like institutional scaled

4:21

like proper market adoption the past few years you get people who have come from everywhere. You got guys that come from commodities, equities, right, fixed income and there are lots from emerging

4:30

markets. Um, and for me, I had I had always done basically distressed emerging market credit, like sovereign credit, like I've done country

4:39

restructurings in emerging markets. I think um during the Greek debt crisis and restructuring, I think I made 10 trips to Greece to meet with the

4:47

government. Um, and having spent most of my career prior to crypto looking at a sovereign balance

4:55

sheet, I know what a sovereign balance sheet should look like and I know what it shouldn't look like. and uh and if you take an emerging market lens, the

5:03

difference is when you work in emerging markets, when you cover em you know that it's all going to work out is not a given, right? And so you're able, right?

5:13

When you look at the, you know, you look at sort of the G7, particularly the US balance sheet, fiscal sustainability, um

5:22

right, it's the exorbitant privilege that keeps the machine going. And the rationale behind the exorbitant privilege is always that there's no

5:30

alternative. But what if there was? Um, and I think it allows you to see the possibilities particularly with Bitcoin

5:38

as like the what we like to call the gateway crypto.

5:42

All right. So, the the light bulb went off on the crypto side. Uh, you're you're now heading up digital strategy at T Rowe Price. And as I mentioned, you

5:50

are the lead portfolio manager on the recently launched T Rowe Price active crypto ETF TKNZ. Let's talk more about

5:57

that. And I guess first I would love to hear the backstory behind this launch.

6:02

Uh why T Rowe Price wanted to bring this to market because as I noted earlier, the firm did not previously offer spot crypto ETFs. So what's the background behind launching TKNZ?

6:14

So when when I was brought on um it was my responsibility to sort of build out everything. So that meant like build out

6:22

the operational platform like the capability pursue um what the investment strategy um and investment capabilities look like and and on the investment side

6:31

versus like tokenization side. Um from the outset we've taken an asset class perspective. It was never about just

6:39

Bitcoin or just Bitcoin and then Ethereum. Um, and I think a lot of that is because T. Rowe is such a is a research-driven firm and it is a active

6:49

manager, right? So, I think while it may seem counterintuitive to much of the market, it would have been more

6:56

surprising and sort of much more of a break with our DNA as a firm to launch a single name passive crypto ETF than to

7:05

launch an active multi-token. Um and so we started on this path um and had been you know waiting for regulatory uh

7:13

clarity as everyone was um but we have been trading an internal um portfolio of

7:20

20 plus tokens um since 2023. Uh and and so we were never going to launch like

7:29

just a Bitcoin ETF. We're an active management firm or fundamental research driven. Um, and we think that that's where the value is in this space. So,

7:39

okay. And so, TKNZ is the industry's first actively managed multi-token spot ETF. Uh, you'd mentioned that you had

7:46

been trading internally uh for a few years now, but I'm assuming that underpinned the investment process within this ETF, at least some of that.

7:54

So, so talk more about that. My understanding is this ETF will typically hold between five and 15 crypto assets.

8:01

uh how exactly are you going about curating this portfolio?

8:05

Yeah. So the the key is is that the investable universe matches um the SEC's generic listing standards, right? So the

8:12

idea is that it that universe grows over time as we've seen. You know, if we'd had this conversation a year ago, it would have been like five assets, seven

8:19

assets. Um and we want to have broad crypto market exposure, but we obviously want to do that in an actively managed

8:27

way. Um so the the universe can expand over time. When we think about what the investment process looks like um we

8:36

think that there are the way that we've developed it there are three core pillars. Um so the the very first sort

8:43

of layer of that is fundamental analysis and research. And the question that we're trying to answer there is

8:52

how does value occur to the token holder right so like what does this chain do?

8:56

What does the tech look like? what do the economics of it look like? And this is where like financial modeling happens. And um and we take what are

9:06

sort of a a very wide survey of different types of sort of equity or traditional finance models and modify

9:14

them um to like meet that specific protocol or token, which is super interesting because they're not all the

9:22

same. You can't run like a modified DCF on everything, right? Um, and so we look at that very fundamental view like what

9:29

do the economics look like? How does value approve to the token holder? What does the technology do? And how does it stack up against others from a tech

9:37

perspective? Um, and then on top of that we look at sort of narrative and market.

9:43

Um, and the key around drivers of growth are often going to be narrative driven.

9:49

So what is the market focused on right now? So, like we've had DeFi summer in the past, right? We always have a a

9:57

theme going on, right? We've had DeFi summer. Um, we had one of my favorites, which is like the big DePin um sort of

10:04

season. Uh, I'm a big DPIN user. I I run my entire family phone network on Helium. Um, which I love. I have a Hive

10:12

Mapper in my car. Um, and then we sort of look around that narrative. So, the tech can be great, right? And the

10:19

economics can be great. Well, what market is this technology addressing?

10:26

So, what's the size of the market? How suited is the technology to the market?

10:30

How are partnerships developing? How is right, how is the foundation um continuing to grow and support

10:38

development? What are the devs looking at? Um, and what sectors, right, can this either either if it's a multis-

10:46

sector layer one or if it's a highly specialized chain, like what is the sector that it's competing in and how is it stack up against those other um those

10:54

other chains in that sector. Um, and then it's crypto. So, if you're not looking at momentum and trend, like you're still going to get run over by

11:02

some 22-year-old on Twitter. So, that is a big part of it. You can't stick your head in the sand and be like, I'm right on the fundamentals, but it's going to take everyone six years to realize that.

11:12

Like, that's not how it works. Um, and so we look at like current market dynamics and how things are moving and sentiment. Um,

11:21

we're probably the investment team at T Rowe that uses, you know, a Twitter more than anyone else. I, you know, I think, um, that's probably very easy to say. Um

11:30

but we want to look at um how the market feels about it and right and then on top of that you have not just crypto sort of

11:38

native markets dynamics you also have flows you have now ETF flows make a huge difference is there like how is that sort of changing the dynamic of the

11:46

markets um how does introducing staking to like the ethereum ETFs how did that change dynamics in terms of float right

11:53

all of these things um so we look at it from those three pillars in order to get to it for you.

12:02

Okay, so that's an excellent description of the uh overall framework. I guess let's do this. If I look at the current positioning of the portfolio, I see

12:10

around 42% Bitcoin, 18% Ethereum, 11% Binance, which I think is interesting,

12:17

uh 10% Salana, and then there's also XRP, Hyperlquid, and some others. given that that three-pillar framework you

12:25

just described, it it might be interesting to maybe highlight one or two of these using that framework and and just talk about the current positioning.

12:34

Yeah. So, I mean, we're obviously in a crypto winter. We've been in a bear market since like sort of the October um selloff. So, part of it is we want to be

12:42

positioned um somewhat defensively uh right now. um sort of that we're very

12:50

versus our benchmark, but benchmarks are what they are. But um but we're sort of conservatively positioned um in Bitcoin,

13:00

you know, which is a defensive play, but I think one of the the things that you will see when you look across and it was like

13:07

super interesting to see the comments after the basket got posted um and see what people made of it. uh and one of the things that if you look across

13:16

everything one of the key themes that you see is we are very focused on I'm going to call it onchain finance right so it includes

13:23

tokenization includes right rwas um it includes you know internet capital markets right and we think about

13:32

hyperlquid as like a right a very key exciting um name in that space um on

13:39

that name we absolutely love like the revenue generation model that when you model it and you show it to people who aren't in crypto, they get it, which is

13:46

a, you know, pretty unique. Um, and like we've seen the like the movements um on

13:54

the DTCC program and activity. Um we think that there are a number of of names that we're positioned in that are

14:02

set to benefit either from fundamental participation um as key components of internet capital

14:10

markets and that's you know that's like a Salana that's an Ethereum um and we think there are a number of names that

14:17

right are moving along with like the GTCC and sort of being part of other projects that are happening. Um,

14:27

I'll pause there and if you want to talk about being No, that that's great. It sounds like really the focus at the moment which makes perfect sense to me is on the

14:36

value accrual which which tokens you know have that potential versus focusing on say sentiment right now or momentum

14:43

because we know and I I want to ask you about the crypto markets here in a few minutes but clearly sentiment is not great there at the moment and momentum

14:51

is clearly not great at the moment. So it sounds like that's reflected in your portfolio composition right now.

14:57

Yeah. And and one of the really interesting things about you know sitting at T Rowe Price is being able to

15:04

very much see across their peers across sort of that side of the asset management industry, capital markets

15:11

industry, everyone is moving so quickly towards tokenization.

15:16

And to see that in terms of such negative crypto sentiment still feels very puzzling to me. I feel

15:25

like hey crypto guys like we're really missing the boat here on what's going on. Um and where do we think that people are going

15:32

to be tokeniz like where do we think that this tokenization and tokenized capital markets and TTCC and NIS and like where do we think this is going to

15:40

be happening? Um there's a lot of concern that yeah there around like it may be done on a select number of chains now and it may be you know one or two of them are are private enterprise chains.

15:51

Trifi is going to go through the exact same sort of process and journey that all of crypto went through in terms of

15:59

understanding which chains are best suited for this and they're going to end up in the same place. Um, and people in TradFi love to sort of bifurcate and

16:08

split the baby and say tokenization good, crypto bad. And it's like, but like if the token if the value occurs to

16:16

the token holder and you are ultimately going to be on these chains because that's the only way it's really going to work. We want 24/7 trading and markets

16:23

like I can only think of a couple chains that can handle that. Um, we can't separate these things.

16:31

is everything you're describing here and and going back to the three pillar framework is this really the value of active management in this space because

16:40

as you know know there are a number of index based multi-token spot ETFs on the market and so some people may say well

16:48

why go active here and that's always been a debate that we've seen in traditional assets for decades right people debate active versus passive on

16:56

the equity side fixed income etc there's always been this back and forth But in crypto, I think you just highlighted that there are other factors at play

17:05

here. It could be momentum, it could be sentiment, uh or you're looking at the actual value accrual. Is that ultimately how you position the value of active management?

17:15

Yeah, I think um we always joke internally that there's no other asset class where active management, good judgment matters more than crypto. Um

17:24

and and I I think what we so what we started with was the ability for people to access things through ETFs, right? And

17:32

those were largely single names and the vast majority of AUM is still in the single names. Um and the like the vast majority of um the actual ETFs out there

17:41

are still are still 100% allocated single names. Um and we have this very small sort of emerging sector of passive multi-token and now we have one active

17:50

multi-token. Um, crypto trades 168 hours a week, right? Uh,

17:58

an active portfolio gives you the ability to trade

18:06

if you needed to or if you wanted to 168 hours a week, right? We can we can trade out of hours. We can respond to market

18:13

movements as they happen. Um, quarterly rebalancing. A quarter is a really long time in crypto. a really

18:21

long time. Um, and I think that there is like anyone who's invested in crypto on their own

18:30

knows that they sort of if you look at the top 10 kind of by market cap, immediately you start thinking, well,

18:37

but I but I don't actually want to own that and I do want to own that and I want to have more of this and I want exposure of this. It's like the ability

18:44

to get to like get increased exposure to names that are up and coming to names that are new. Um that are going to take

18:51

you know market share from call them incumbents. Um the ability to differentiate and position the portfolio

18:59

long term as adoption changes and fluctuates, right? Like blockchains are living breathing things. They change. uh

19:08

and the ability to position that way. Um and the ability to use like a fundamental research and view like there are plenty

19:16

of names that we come up with as there is no way to make the math like what would have to happen to make the math work for that token to trade at the

19:24

valuation it's trading at even now in this market is not we can't imagine a scenario in which that's true. Now the market may

19:32

not recognize that for quite some time but like that's the value of of active management and I think the you know the

19:40

other value is the ability um to go to cash defensively to like to use USDC to

19:47

be able um to take risk off when things are in freef fall um to buy right when you see fantastic opportunities.

19:57

I think that active management is the direction of travel for for crypto ETFs.

20:03

If we were to take a step back from even just active and and passive exposure, I'm curious more broadly, what do you

20:11

view as the role of crypto in a portfolio right now? And and again, we'll talk more about the current crypto market backdrop here momentarily, but

20:19

high level, why should an investor even consider crypto exposure in a diversified portfolio to begin with?

20:26

Yeah. So, um, one of the things that we found that everybody has sort of found and obviously written quite a bit about is, um, the benefit of diversification that it brings to an overall portfolio.

20:37

So, um, it market sort of chatter tends to focus on and especially like sort of Wall Street

20:45

chatter tends to focus on these like windows where things are highly correlated particularly with tech stocks. They love to zero in on that.

20:51

But if you actually look at the correlations um across longer periods of time, uh crypto and especially diversified crypto is a great um way to

21:00

diversify the portfolio. Um, one of the things that I always find interesting is everyone always hammers home, well,

21:08

crypto is an extremely volatile asset class. Like, and and so, you know, every recommendation you've heard across the

21:15

street is like 1 to 3% a wild a wild recommendation is 1 to 5% allocation in a portfolio. Um,

21:24

and I think we need to stop talking about volatility like it's a problem and it's a feature. It's not a bug and in a

21:33

portfolio construction context. And what I mean by that is if you have an asset that you really like that brings a lot

21:40

of great diversification to your overall portfolio, the volatility of crypto is fantastic because you can take a very

21:48

small allocation at the portfolio level and still get that impact. Whereas you find something that's super low volatility

21:56

that you love that diversifies, you kind of have to back a truck up to it to get an allocation that moves the needle for the overall portfolio. Um, and so I I'm

22:04

on like a personal campaign to get us to stop being volatility apologists in crypto.

22:10

I have talked about this for seriously years now that volatility is a feature of crypto. And as you know, this all

22:18

comes down to proper position sizing and discipline rebalancing. If you're doing those two things for your situation, the

22:25

volatility is a benefit, but obviously uh people don't always do that and that's where you can run into some challenges. Um let me ask you this just

22:35

and this will get us into talking the the current crypto market environment.

22:38

And I think some people out there may go, okay, I get it. The volatility is a feature. Uh there can be some diversification benefits here. But it

22:45

has been a really difficult market environment over the past year. And I think most people know the story here, which is you look at Bitcoin, 50% draw

22:54

down. You look down at, you know, Ether, uh Salana, you're talking 60 70% drawdowns. Um how do you think about

23:03

that? because that that is going to scare away investors who maybe otherwise might be interested in crypto even

23:11

though we can be optimistic on it longer term. It's tough to to get people excited and optimistic when they see they're in the midst of a of that sort of draw down.

23:20

Yeah. I um we've seen we've seen a crypto winter, what we call a crypto winter since um sort of the the sell off

23:28

began in October and and it has been like a deep persistent crypto winter. Um it's also the first crypto winter that we've had since the ETFs came to market.

23:38

So it's the first time that people who aren't call it natively operating on chain have had this experience of a you

23:45

know 40 50% um draw down and then this like the reason we call it a crypto winter and it's not just to sell off our bear

23:52

market is it is like it is like long cold hard it is um it is this lengthy persistent and and the case is almost

24:01

always that you only get to the end of the the winter once you like sentiment really really capitulates and people kind of give If a lot of people are

24:09

asking you if crypto is dead, then that's a really good sign that we're we're getting to crypto spring. Um, but I

24:17

think one we're really glad that we're coming to market now. Um and in this

24:24

environment um I one of the things that we see is that a lot of the positions

24:32

that we liked on a fundamental basis that we really liked um fundamental in terms of market opportunity in terms of how they were positioned um to sort of

24:41

really expand in terms of adoption and usage um and where we like the tokenonomics now have much more

24:48

asymmetrical profiles than they did in September, but even in October,

24:54

November. And that to us is from a from a PM perspective, that's a really attractive entry point. Um, you can tell

25:03

that I spent my entire career at hedge funds and private equity before this, but like I love an asymmetrical profile.

25:09

Um, right. And this this is like this is an asset class that um is still very

25:18

volatility has come down over the past, you know, 10 years. and it's come down substantially but it is still extremely volatile particularly when you look at it like you know compared to like an

25:26

equities or fixed income um and I think that the core drivers haven't this is

25:34

what I find so interesting about this particular crypto winter is we have had the sort of core drivers and building by

25:43

institutions we always say build in a bear market we have never seen institutions build and stay and then sort of aggressively outbuild what

25:52

what's happening on the crypto side. Um, in any other market like this, everyone has always historically closed up shop and and gone home and that hasn't

26:00

happened. Um, we are on the cusp of really like very widespread adoption of

26:08

tokenization which kind of changes everything. Um, and so it really is driven by sentiment and and that's going

26:16

to persist. I think we have really really choppy markets like choppy painful markets sideways. Um maybe some you know big legs down depending on what

26:25

happens with clarity uh you know over the next few weeks and through the end of the summer but I think that we're coming out the other side of the the crypto winter by the time we go in start heading into the fourth quarter.

26:36

You mentioned two items there tokenization and then the clarity act.

26:41

Um I guess I'll give you a two-prong question. First, just looking back at the catalyst behind the current crypto

26:49

winter that we're in, I'm just curious if anything jumps out to you as a primary cause or or causes that you've

26:57

seen as to why we've experienced this significant draw down and and then moving forward are tokenization in the

27:06

Clarity Act, are those two of the primary positive catalysts that could turn things around here? And are there other areas that you're watching?

27:14

Yeah, I think um when we look at the you know when we look at the catalysts I mean we're coming off of all-time highs the the market was like you know just

27:23

had been turning turning turning um and had gotten used to sort of an endless flow of like good news right so like we

27:32

had we had the like over a two-year period so we had the ETFs launch then we had like you know new SEC then we're we're starting to get all this crypto

27:39

regulation we're getting deos we're getting we're getting all these crypto IPOs um it was like every time you turn

27:46

around there was there was an endless flow of like positive um sort of big

27:52

developments and and I think we had um like the market kind of got hooked on that type of non-stop good news um and

28:02

there is a slower normal pace like once that kind of transformation happens and um

28:09

one thing crypto doesn't do well is like sit sit tight through quiet periods.

28:13

That's not that's not this market strong suit. Um and so I think that was definitely one component. It was like

28:21

coming off a sugar high uh in a lot of ways. Um when we think about like catalyst going forward and and particularly

28:30

tokenization I like the degree to which

28:37

large financial institutions asset managers platforms banks everyone is talking about tokenization pretty much

28:45

all the time. Um, again there's like there's just cognitive dissonance with like the sort

28:54

of sentiment particularly in the cryptonative um market and and I very much wish that

29:03

they could see the connection that's so clear um if you are sort of in that institutional tradfi space. I mean, I

29:12

think nine out of ten times when someone asks me to speak on a panel, all they want to talk about is tokeniz. Like everything is all tokenization all the

29:19

time. Um, and Wall Street doesn't move fast. Like we don't all move fast. Do you know how long it's going to take to move trading to blockchain that is like

29:27

an incredible feat and the speed at which we're seeing things move is shocking from a like it's shockingly

29:34

fast from a Tradfi perspective. Um, Tradfi is not crypto. We do things more slowly. It is going to take time and I

29:42

feel like people are just not being p like on the cryptonative side people are not being patient um and not recognizing the scope of of the build.

29:52

What about the clarity act? How important do you think that is is a positive catalyst moving forward?

29:58

So this is very much um I'm coming up on my yeah it's like 10 years in crypto

30:06

now. I am this is my personal view um and obviously watching it very closely from a number of perspectives uh and a

30:15

number of angles. I I think it is an incredibly difficult path for clarity to pass before the August recess or before

30:24

January right when we start thinking about them in terms of when people are back and like I I think it is a very difficult um path for clarity to pass in

30:33

2026. Um, I think that the market is not going to take that well.

30:42

And here's where I very much I think differ is that I think we all everybody has PTSD from many years of a very

30:50

difficult hostile US regulatory environment towards crypto. And I think that is absolutely true. I got debanked.

30:57

I get it. Um, it was a difficult time.

31:00

Uh but I I think that the sort of crypto markets are overestimating the long-term

31:10

importance of clarity for institutions to be able to build. So we see institutions building and rolling things out. Um and you're all seeing it too.

31:22

And and those things are not going to be undone if clarity doesn't pass. I think

31:28

that in the event that we had a shift at the regulatory level, I think by the time something like that were to take

31:37

place, I think you're going to be very very surprised the extent to which things have just been built. Everyone has real like whether it's banks or the

31:44

asset managers and the platforms, everyone has realized the degree to which moving on chain radically changes

31:51

the entire cost structure of your business. and they are building and we could get a change in you know whatever

32:00

a year and a half a year at the at the sort of um regulatory level and I think so much will have been built. I don't think it's getting rolled back.

32:09

I really like the way you you frame both tokenization and the clarity act there because I I think I agree with you in that I think the market is

32:16

underappreciating the long-term uh build that's happening around tokenization and and what how that's going to change

32:24

markets and the value that will accrue to certain uh blockchains and I think you're right in that maybe the market's overestimating the importance of the

32:32

clarity act because what's going to happen is because we're seeing this build markets are as you alluded to, quickly heading down

32:41

this path towards tokenization. Like I would argue it's coming no matter what.

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And and it may just be it takes a while for regulation to kept up catch up with how fast things are moving, but it's not going to change the the direction of

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travel there. And and so I think we're just in a time now where again markets are underestimating that tokenization bill. They may be overestimating the

33:02

importance of regulation. And so I I I think I don't want to put words in your mouth, but I think that's essentially what you're saying. Correct.

33:09

Yeah. I think um I think long I think it's going to be painful. I think we're going to hear a lot about it. People are going to be really disappointed. But long term um it's really unusual to get

33:18

legislative change to govern a new specific asset class, right? Um, and the

33:25

regulatory I think we've seen tremendous movement, a lot of guidance, an incredible amount of detail, a phenomenal amount of work from the SEC

33:33

and the CFTC um, and working in conjunction. Um, we're still at some point, I, you know, I very much expect

33:41

going to get an innovation exemption sort of set of guidelines from the SEC.

33:46

The SEC has been clear that it sees tokenization as a key

33:52

like the the future of like of capital markets. Um, and I think clarity is a

34:00

really nice to have and I don't think it's as essential for markets and for what needs to happen in terms of really

34:07

like an explosion in adoption to take place. I think if I ran a crypto exchange, I might feel differently. um if you know if I ran like a DeFi wallet

34:16

provider, I would probably feel differently. But I I think when we look at the industry as a whole, I think that um clarity is nice to have, but it's not

34:25

going to stop anybody not getting it is isn't going to stop people from building.

34:29

Well, and perhaps all of this points to why you may want to take a diversified, actively managed approach to the crypto space if you're allocating. Blue, this has been such a great conversation.

34:40

Congratulations on the launch of a TKNZ. Certainly wish you the best of luck on that and thank you very much for joining me.

34:47

Thank you for having me and thank you.

34:49

It was a it was a labor of love this ETF. So this was fun. That was Blue Machelari, head of digital assets at T Rowe Price.

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Hope you enjoyed this episode of Crypto Prime. As always, you can stay up to date on all of my latest guests by visiting cryptprimepodcast.com.

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See you again next time.

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Crypto Prime is hosted by Nate Jerasey, president of OTR Media LLC. Nate is also president of investment advisory firm Novadas Wealth Management. While otr

35:17

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35:26

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